Exhibit 99.1

NEWS

For immediate release

Contact:                                                Richard J. Poulton

Vice President, Chief Financial Officer

(630) 227-2075

E-mail address: rpoulton@aarcorp.com

Web address: www.aarcorp.com

AAR REPORTS SECOND QUARTER RESULTS

•                  Fiscal year 2010 second quarter sales of $329 million

•                  $0.34 diluted earnings per share

•                  Second quarter cash flow from operations of $24 million

•                  Announced significant new business wins

WOOD DALE, ILLINOIS (December 15, 2009) — AAR (NYSE: AIR) today reported fiscal year 2010 second quarter sales of $328.7 million and net income attributable to AAR of $13.3 million or $0.34 per diluted share.  Sales to defense and government customers increased 4%, year-over-year, and represented 48% of total sales while sales to commercial customers declined 15%.  For the second quarter of last fiscal year, the Company reported sales of $353.6 million and net income attributable to AAR of $10.4 million or $0.27 per diluted share. The prior year second quarter results included a $21.0 million impairment charge related to aircraft and a gain on extinguishment of debt of $11.2 million.

“Against a reasonably tough economic environment, the Company delivered solid second quarter results. We achieved strong sequential earnings growth, had solid margin expansion, and generated cash as we gained the benefits of process improvement initiatives, cost reductions, and improved mix,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.  “I am also pleased with several new business wins. The Company won a meaningful contract to provide supply chain services and logistics support for the USAF’s KC-10 fleet.  Additionally, in the face of a soft commercial market, we increased our market share by winning several previously unannounced awards providing MRO and supply chain services.  We will begin to see the benefits of these new business awards in our third quarter and will be fully ramped in our fourth quarter.”

Following are the highlights for each segment:

Aviation Supply Chain - Sales declined 11% to $134.5 million for the second quarter and gross profit was $29.2 million, resulting in a gross profit margin of 21.7% compared to 10.9% in last

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year’s second quarter.  Excluding the prior year aircraft impairment charge of $21.0 million, last year’s second quarter gross profit margin was 24.8%.

During the second quarter of Fiscal Year 2010, the Company won a contract to provide supply chain services and logistics support on the KC-10 Extender Contractor Logistics Support program, as a member of the Northrop Grumman team. The Company’s portion of the indefinite delivery/indefinite quantity contract is valued at approximately $600 million over nine years and is expected to begin generating revenue in February 2010.

Maintenance, Repair, and Overhaul - Sales declined 18% to $71.4 million for the second quarter and gross profit declined 35% to $8.8 million, resulting in a gross profit margin of 12.3% compared to 15.4% last year. Revenues and margins in this segment were lower as the Company completed two programs and the Company experienced lower shop inputs from its airline customers in the second quarter.

During the second quarter, the Company won significant maintenance and engineering business from new and existing customers.  This work began in December and will increase through January.  Once fully operational, the new business is expected to generate incremental revenue at a run rate of between $5 million and $10 million per quarter.

Structures and Systems - Sales increased 7% to $122.8 million for the second quarter and gross profit increased 38% to $25.9 million, resulting in a gross profit margin of 21.1% compared to 16.4% last year.  Sales were favorably impacted by increased demand for the Company’s specialized mobility products.  The gross profit margin improvement was driven by cost reduction and process improvement initiatives, favorable product mix and increased volume.

The Company signed an agreement with Sikorsky Aircraft Corporation naming AAR as the exclusive provider of composite interiors for the Sikorsky S-92 Offshore/Airline Program.  In addition, the agreement formalizes an arrangement between the two companies to explore opportunities to align AAR’s diverse capabilities with Sikorsky’s manufacturing and support requirements, strengthening AAR’s presence in the rotorcraft market.

During the second quarter, the Company generated $24 million of cash flow from operations and ended the period with $105.7 million of cash and cash equivalents on hand. The Company also reduced its borrowings under its revolving credit agreement by $30 million.  For the six-month period ended November 30, 2009, the Company generated $58 million of cash flow from operations. At November 30, 2009, cash on hand and borrowing capacity under the Company’s credit agreements totaled $329 million.

Selling, general and administrative expenses were $37.6 million, 2% lower than the prior year, and included $2.2 million of costs associated with AAR Global Solutions, which was launched in fiscal year 2010.  Net interest expense decreased $1.7 million year-over-year as a result of the decline in debt outstanding.

AAR is a leading provider of products and value-added services to the worldwide aerospace and defense industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and defense customers through its operating segments:  Aviation Supply Chain; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CST on December 16, 2009. The conference call can be accessed by calling 866-219-5631 from inside the U.S. or 703-639-1122 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1417889) from 11:30 a.m. CST on December 16, 2009 until 11:59 p.m. CDT on December 23, 2009.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2009 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations

(In thousands except per share data - unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2009	2008	2009	2008
Sales	$328,684	$353,572	$670,207	$713,476
Cost and expenses:
Cost of sales	264,824	283,730	552,324	576,496
Cost of sales — impairment charges	—	21,033	—	21,033
Selling, general and administrative	37,591	38,205	74,483	75,003

Earnings from aircraft joint ventures	11	4,364	94	5,812

Operating income	26,280	14,968	43,494	46,756

Gain on extinguishment of debt	—	11,187	913	10,503

Interest expense	6,463	8,418	13,020	16,567
Interest income	290	496	606	862

Income from continuing operations before income taxes	20,107	18,233	31,993	41,554

Income tax expense	6,914	6,208	9,642	14,223

Income from continuing operations	13,193	12,025	22,351	27,331

Discontinued operations, net or tax	—	(1,618)	—	(1,949)
Net income attributable to AAR and noncontrolling interest	13,193	10,407	22,351	25,382

Loss attributable to noncontrolling interest	119	—	1,165	—

Net income attributable to AAR	$13,312	$10,407	$23,516	$25,382

Share Data:

Earnings per share - Basic:
Earnings from continuing operations	$0.35	$0.32	$0.62	$0.72
Loss from discontinued operations	—	(0.04)	—	(0.05)
Earnings per share — Basic	$0.35	$0.27	$0.62	$0.67

Earnings per share — Diluted:
Earnings from continuing operations	$0.34	$0.31	$0.61	$0.70
Loss from discontinued operations	—	(0.04)	—	(0.04)
Earnings per share — Diluted	$0.34	$0.27	$0.61	$0.66

Share Data:

Average shares outstanding — Basic	38,143	38,079	38,121	38,088
Average shares outstanding — Diluted	42,869	42,802	42,764	42,877

Consolidated Balance Sheet Highlights

(In thousands except per share data)

	November 30, 2009	May 31, 2009
	(Unaudited)
Cash and cash equivalents	$105,703	$112,505
Current assets	794,590	851,312
Current liabilities (excluding debt accounts)	158,364	190,818
Net property, plant and equipment	130,020	125,048
Total assets	1,317,706	1,375,905
Total recourse debt	318,921	353,028
Total non-recourse obligations	27,360	38,781
Stockholders’ equity	724,777	696,734
Book value per share	$18.62	$17.92
Shares outstanding	38,932	38,884

Sales By Business Segment

(In thousands - unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2009	2008	2009	2008
Aviation Supply Chain	$134,471	$151,423	$275,556	$308,248
Maintenance, Repair & Overhaul	71,373	87,437	150,117	173,747
Structures and Systems	122,840	114,712	244,534	231,481
	$328,684	$353,572	$670,207	$713,476

Gross Profit By Business Segment

(In thousands - unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2009	2008	2009	2008
Aviation Supply Chain	$29,151	$16,450	$51,887	$53,381
Maintenance, Repair & Overhaul	8,759	13,503	19,354	26,256
Structures and Systems	25,950	18,856	46,642	36,310
	$63,860	$48,809	$117,883	$115,947

Diluted Earnings Per Share Calculation

(In thousands except per share data - unauditied)

	Three Months Ended November 30,		Six Months Ended November 30,
	2009	2008	2009	2008

Net income attributable to AAR	$13,312	$10,407	$23,516	$25,382
Add: After-tax interest on convertible debt	1,308	1,398	2,596	2,807
Net income for diluted EPS calculation	$14,620	$11,805	$26,112	$28,189

Diluted shares outstanding	42,869	42,802	42,764	42,877

Diluted earnings per share	$0.34	$0.27	$0.61	$0.66

Adoption of New Accounting Standards:

Effective June 1, 2009, we adopted a new accounting standard that requires companies that have issued convertible debt that may be settled wholly or partly in cash when converted, to account for the debt and equity components separately.  The value assigned to the bond liability is the estimated value of a similar bond without the conversion feature as of the issuance date.  The difference between the proceeds received for the convertible debt and the amount reflected as a bond liability is recorded as Capital Surplus, net of tax.  The bifurcation of the debt and equity components results in a discounted carrying value of the debt component compared to the principal amount.  The discount is accreted to the carrying value of the debt component through interest expense over the expected life of the debt using the effective interest method.  The standard requires retrospective application and impacts the accounting for our 1.625% and 2.25% convertible notes issued in February 2008 and our 1.75% convertible notes issued in February 2006.

The following table sets forth the impact of retrospective application of the new standard on certain previously reported items for the three-month period ended November 30, 2008.

	Previously Reported	FSP APB 14-1 Impact	As Adjusted
Gain on extinguishment of debt	$22,098	$(10,911)	11,187
Interest expense	4,981	3,437	8,418
Income tax expense	11,229	(5,021)	6,208
Income from continuing operations	21,352	(9,327)	12,025
Net income attributable to AAR	19,734	(9,327)	10,407

Earnings per share — basic
Continuing operations	$0.56	$(0.24)	$0.32
Discontinued operations	(0.04)	—	(0.04)
	$0.52	$(0.24)	$0.27
Earnings per share — diluted
Continuing operations	$0.51	$(0.20)	$0.31
Discontinued operations	(0.04)	—	(0.04)
	$0.47	$(0.20)	$0.27

Note:  Pursuant to SEC Regulation G, the Company has included the following reconciliations of financial measures reported on a non-GAAP basis to comparable financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company believes that the adjusted gross margin percentage for the three-month period ended November 30, 2008 is an important ratio to use for comparison purposes to the current year’s gross profit margin.

Aviation Supply Chain
(In thousands)

Three Months Ended November 30, 2008

Sales	$151,423

Gross margin as reported	$16,450
Impairment charge	21,033
Gross margin adjusted for impairment charge	$37,483

Gross margin % as reported	10.9%

Gross margin % adjusted for impairment charge	24.8%